Exhibit 16

June 8, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-6561

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A dated June 8, 2007 for the event that occurred on May 30, 2007, to be filed by our former client, Dryclean USA, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Morrison, Brown, Argiz & Farra, LLP